Exhibit 99.1
Pinnacle Airlines Releases December Traffic
Memphis Tenn. (January 4, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for December 2006.
During December, Pinnacle transported 763,007 Customers, 9.1% more than the same period in 2005. Passenger Load Factor was 73.0%, a decrease of 1.7 points over December 2005 levels. For the month, Pinnacle flew 490.8 million Available Seat Miles (“ASMs”), a 6.0% increase when compared to the same period in 2005. Pinnacle flew 358.2 million Revenue Passenger Miles (“RPMs”), 3.5% more than December 2005.
For the month, Pinnacle operated 35,490 block hours, a 1.9% decrease from the same period in 2005. Cycles were up 2.9% to 21,175. Additionally, the average length of a Pinnacle flight was reduced from 489 to 464 statute miles. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
In the third quarter, Pinnacle completed the conversion of the remaining 71 aircraft in its fleet operating with 44 seats to 50 seat aircraft. As of December 31, 2006, all aircraft in the Pinnacle Airlines fleet operated with 50 seats, providing more passenger lift to Northwest Airlines. The conversion of seats results in an increase of 7.4% in seat capacity compared to 2005.
December 2006 Traffic

	2006	2005	Change
Passengers	763,007	699,250	9.1%
Load Factor	73.0%	74.7%	(1.7) pts
ASMs (000)	490,814	462,923	6.0%
RPMs (000)	358,244	346,024	3.5%
Cycles	21,175	20,574	2.9%
Block Hours	35,490	36,179	(1.9)%
Full Year Traffic Totals

	2006	2005	Change
Passengers	8,988,180	8,104,918	10.9%
Load Factor	76.0%	72.0%	4.0 pts
ASMs (000)	5,640,629	5,732,773	(1.6)%
RPMs (000)	4,288,551	4,129,039	3.9%
Cycles	250,892	249,262	0.7%
Block Hours	415,069	432,900	(4.1)%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. As of December 31, 2006, Pinnacle operated an all-jet fleet of 124 Canadair 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 4,000 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.
     This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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